Exhibit 99.1

Genie Energy Announces Fourth Quarter and Full-Year 2022 Results

Fourth Quarter Operating Income Increased 167% Year-Over-Year

Record Full-Year Operating Income of $77.8 million, Adjusted EBITDA1 of $83.2 million and EPS of $3.26

Newark, NJ – March 13, 2023: Genie Energy, Ltd. (NYSE: GNE, GNEPRA), a leading retail energy and renewable energy solutions provider, today announced results for its fourth quarter and year ended December 31, 2022.

“We completed a record year for gross margin, profits and Adjusted EBITDA on a high note,” said Michael Stein, chief executive officer.

“Genie Retail Energy (GRE) capped off a very strong year with robust fourth quarter increases in revenue, gross margin, operating income and Adjusted EBITDA compared to a year ago. We strategically curtailed customer acquisition during a volatile wholesale pricing period allowing us to generate strong financial results. Now that volatility has diminished, we are positioned to return to customer growth. GRE’s strong performance this year again demonstrated our ability to manage this business profitably through a wide range of market conditions.

“At Genie Renewables (GREW), we generated strong revenue growth while pursuing our vertically-integrated solar development strategy. We were also excited to receive notice to proceed (NTP) for our first company-owned community solar project and complete a Coordinated Electric Standard Interconnection Review (CESIR) for a second project – a key milestone on the path to NTP.

“Finally, we continued to pay our quarterly dividends while taking steps to simplify our capital structure by redeeming $8.4 million of preferred stock during the quarter.”

Fourth Quarter 2022 Highlights (versus 4Q21 unless otherwise noted; excludes discontinued operations of Genie Retail Energy International (GREI) for all periods)

●	Revenue increased 17.6% to $81.4 million from $69.2 million;

●	Gross profit increased 46.3% to $34.7 million from $23.7 million, and gross margin increased to 42.7% from 34.3%, driven by strength at GRE;

●	Operating income increased 166.5% to $15.5 million from $5.8 million;

●	Adjusted EBITDA increased 151.2% to $18.4 million from $7.3 million;

●	GRE generated operating income and Adjusted EBITDA of $20.6 million and $20.9 million, compared to $8.3 million and $8.8 million, respectively;

●	Net income attributable to GNE common stockholders was $16.2 million and diluted income per share (EPS) $0.61;

●	Paid a $0.075 quarterly dividend for class A and B common stockholders on March 1, 2023;

●	Redeemed $8.4 million of preferred stock.

[1]	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA, as well as reconciliations to its most directly comparable GAAP measure.

Full Year 2022 Highlights (versus 2021 unless otherwise noted; excludes discontinued operations of GREI for all periods)

●	Revenue decreased 2.4% to $315.5 million from $323.3 million;

●	Gross profit increased 68.9% to $154.8 million from $91.6 million, and gross margin increased to 49.1% from 28.3%;

●	Operating income increased to $77.8 million from $24.1 million;

●	Adjusted EBITDA increased to $83.2 million from $27.8 million;

●	GRE generated operating income and Adjusted EBITDA of $92.6 million and $93.8 million, compared to $34.7 million and $36.0 million, respectively;

●	Net income attributable to GNE common stockholders was $85.9 million and diluted income per share (EPS) $3.26;

●	Repurchased 639,393 shares of GNE Common Stock and redeemed $11.4 million of preferred stock;

●	Acquired site rights to 64 MWs of potential solar generation.

Select Financial Metrics: 2022 versus 2021 as of 12/31/22*

(in $M except for EPS)	4Q22	4Q21	Change		2022	2021	Change
Total Revenue	$81.4	$69.2	17.6%		$315.5	$323.3	-2.4%
Genie Retail (GRE)	$77.0	$67.9	13.5%		$304.0	$311.8	-2.5%
Electricity	$55.6	$54.9	1.3%		$241.8	$273.0	-11.4%
Natural Gas	$21.4	$12.9	65.4%		$62.1	$38.8	60.1%
Genie Renewables (GREW)	$4.4	$1.3	227.2%		$11.6	$7.5	54.1%
Gross Margin	42.7%	34.3%	836	bps	49.1%	28.3%	2071	bps
Genie Retail	44.4%	34.5%	983	bps	50.3%	29.1%	2118	bps
Genie Renewables	1.2%	21.5%	(2025	)bps	15.6%	37.1%	(2150	)bps
Income from Operations	$15.5	$5.8	166.5%		$77.8	$24.1	222.8%
Operating Margin	19.0%	8.4%	1063	bps	24.6%	(5.1%)	2974	bps
Net Income Attributable to GNE Common Stockholders	$16.2	$27.6	-41.3%		$85.9	$27.5	211.8%
Diluted Earnings Per Share	$0.61	$1.06	-42.3%		$3.26	$1.05	211.2%
Adjusted EBITDA	$18.5	$7.3	151.1%		$83.2	$27.8	199.3%
Cash Flow Provided by (Used in) Continuing Operating Activities	$21.3	$24.6	-13.5%		$66.0	$23.7	178.3%

*	Numbers may not add due to rounding

Segment Highlights

Genie Retail Energy (GRE)

GRE delivered record fourth quarter gross profit, income from operations, and Adjusted EBITDA, highlighted by strong margins in its retail book. As in prior quarters during 2022, GRE moderated customer acquisition efforts to maximize the value of its portfolio.

Sequentially, RCEs and meters served increased by 11,000 and 5,000 to 262,000 and 275,000, respectively, as of December 31, 2022. Average monthly churn increased to 5.5% sequentially from 4.7% in the third quarter of 2022.

Select GRE Business Metrics: 2022 versus 2021 as of 12/31/2022*

RCEs and Meters in 1000s	4Q22	4Q21	Change
Residential Customer Equivalents (RCEs)	262	260	0.80%
Electricity	181	189	-4.20%
Natural Gas	81	71	14.10%
Meters	275	285	-3.50%
Electricity	196	210	-6.70%
Natural Gas	79	45	75.60%
Gross Adds	47	33	42.40%
Churn**	5.5%	6.2%	(70	)bps

*	Numbers may not add due to rounding

**	Excludes expiration of low margin aggregation deals

Genie Renewables (GREW)

GREW’s revenue increased significantly in the fourth quarter as it continued building solar projects and providing consultative energy services for large commercial customers. However, margins trended lower year over year primarily due to the timing of certain payments, which are usually included in the cost of goods sold and recognized before revenue.

GREW also made progress towards constructing its first owned and operated projects during the fourth quarter.

Balance Sheet and Cash Flow Highlights (for the year ended December 31, 2022)

Genie Energy reported $277.6 million in total assets. Liabilities totaled $104.0 million, and working capital (current assets less current liabilities) totaled $128.5 million. Non-current liabilities were $4.8 million.

Net cash provided by operating activities was $80.7 million compared to $68.4 million a year ago.

Strategic Update and Commentary

Stein commented, “In our retail business, we currentlysee opportunities for retail customer acquisitions with attractive paybacks, and we expect to build our RCE and customer counts during the first quarter.

“Our solar strategy continues to progress, both in terms of acquiring site rights to new projects and moving existing projects toward operations. We currently expect to complete construction on a few projects in 2023 while beginning construction and/or reaching milestones preceding construction on several others. We have a large pipeline of projects in negotiations, in due diligence, and under review, and we are optimistic that we will continue to increase both our number of projects and aggregate MWs.”

Trended Financial Information:*

(in $M except for EPS, RCEs and Meters)**	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	2020	2021	2022
Total Revenue	$96.3	$70.1	$87.7	$69.2	$85.9	$66.9	$81.3	$81.4	$338.4	$323.3	$315.5
Genie Retail (GRE)	$90.7	$67.0	$86.3	$67.9	$83.9	$63.2	$79.9	$77.0	$304.4	$311.8	$304.0
Electricity	$73.4	$61.9	$82.8	$54.9	$59.4	$53.1	$73.8	$55.6	$270.9	$273.0	$241.8
Natural Gas	$17.3	$5.1	$3.5	$12.9	$24.5	$10.1	$6.2	$21.4	$33.6	$38.8	$62.1
Genie Renewables (GREW)	$2.5	$2.3	$1.3	$1.3	$2.0	$3.8	$1.4	$4.4	$25.2	$7.5	$11.6
Gross Margin	14.4%	27.8%	39.5%	34.3%	54.8%	44.5%	53.1%	42.7%	27.0%	28.3%	49.1%
Genie Retail	16.5%	27.4%	39.6%	34.5%	55.5%	45.9%	54.1%	44.4%	29.0%	29.1%	50.3%
Genie Renewables	44.9%	39.4%	34.0%	21.5%	25.7%	21.6%	-6.3%	12.4%	8.8%	37.1%	15.6%
Income (loss) from Operations	$(3.2)	$4.0	$17.5	$5.8	$27.0	$11.8	$23.5	$15.5	$23.1	$24.1	$77.8
Operating Margin	-3.3%	5.7%	19.9%	8.4%	31.4%	17.6%	29.0%	19.0%	6.8%	7.5%	24.6%
Net (Loss) Income Attributable to GNE Common Stockholders	$(2.4)	$5.0	$(2.7)	$27.6	$17.5	$33.9	$18.3	$16.2	$11.7	$27.5	$85.9
Diluted (Loss) Earnings Per Share	$(0.09)	$0.19	$(0.10)	$1.06	$0.67	$1.30	$0.70	$0.61	$0.44	$1.05	$3.26
Adjusted EBITDA	$(2.4)	$4.7	$18.1	$7.3	$28.0	$12.2	$24.5	$18.5	$26.6	$27.8	$83.2
GRE Retail Performance Metrics
RCEs	347	330	336	260	260	263	251	262	337	260	262
Electricity	291	272	276	189	182	185	185	181	284	189	181
Natural Gas	56	58	60	71	78	77	77	81	53	71	81
Meters	373	361	361	285	286	280	280	275	368	285	275
Electricity	308	292	289	210	209	203	203	196	303	210	196
Natural Gas	65	69	72	75	77	77	77	79	65	75	79
Gross Adds	62	35	46	33	44	34	34	47	212	177	159
Churn***	4.9%	3.8%	4.0%	6.2%	4.5%	4.4%	4.4%	5.5%	4.4%	4.5%	4.8%

*	Numbers may not add due to rounding

**	Certain GREI operations have been classified as a discontinued operation and its results excluded from current and historical results

***	Excludes expiration of low margin aggregation deals

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern today, Genie’s management will host a conference call to discuss financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the U.S.) or 1-973-528-0011 (international) and provide the following participant access code: 139380.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the U.S.) or 1-919-882-2331 (international) and providing the replay passcode: 47769. The replay will remain available through March 27, 2023. A recording of the call also will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	December 31
(in thousands, except per share amounts)	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98,571	$93,568
Restricted cash—short-term	6,007	6,657
Marketable equity securities	490	1,336
Trade accounts receivable, net of allowance for doubtful accounts of $4,826 and $6,139 at December 31, 2022 and 2021, respectively	55,134	41,309
Inventory	15,714	17,720
Prepaid expenses	6,822	4,164
Other current assets	6,207	2,354
Other current assets of discontinued operations	38,688	33,237
TOTAL CURRENT ASSETS	227,633	200,345
Property and equipment, net	891	297
Goodwill	9,998	9,998
Other intangibles, net	3,133	3,530
Deferred income tax assets, net	5,799	5,203
Other assets	13,856	8,920
Non-current assets of discontinued operations	16,305	1,172
TOTAL ASSETS	$277,615	$229,465
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$25,313	$14,541
Accrued expenses	35,659	38,005
Income taxes payable	22,576	9,512
Due to IDT Corporation	165	532
Other current liabilities	4,549	1,732
Current liabilities of discontinued operations	10,936	51,970
TOTAL CURRENT LIABILITIES	99,198	116,292
Other liabilities	4,087	1,946
Non-current liabilities of discontinued operations	686	438
TOTAL LIABILITIES	103,971	118,676
Commitments and contingencies (Note 15 and Note 16)
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares – 10,000:
Series 2012-A, designated shares – 8,750; at liquidation preference, consisting of 983 shares issued and outstanding at December 31, 2022 and 2021	8,359	19,743
Class A common stock, $0.01 par value; authorized shares – 35,000; 1,574 shares issued and outstanding at December 31, 2022 and 2021	16	16
Class B common stock, $0.01 par value; authorized shares – 200,000; 27,126 and 26,620 shares issued and 24,421 and 24,615 shares outstanding at December 31, 2022 and 2021, respectively	271	266
Additional paid-in capital	146,546	143,249
Treasury stock, at cost, consisting of 2,705 and 2,005 shares of Class B common at December 31, 2022 and 2021, respectively	(19,010)	(14,034)
Accumulated other comprehensive income	1,926	3,160
Retained earnings (accumulated deficit)	49,010	(29,115)
Total Genie Energy Ltd. stockholders’ equity	187,118	123,285
Noncontrolling interests	(13,474)	(12,496)
TOTAL EQUITY	173,644	110,789
TOTAL LIABILITIES AND EQUITY	$277,615	$229,465

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2022	2021
REVENUES:
Electricity	$241,828	$276,941
Natural gas	62,144	38,812
Other	11,567	7,516
Total revenues	315,539	323,269
Cost of revenues	160,757	231,631
GROSS PROFIT	154,782	91,638
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative (i)	74,962	67,549
Impairment of assets	2,066	—
Income from operations	77,754	24,089
Interest income	835	34
Interest expense	(129)	(427)
Unrealized loss on marketable equity securities and other investments	(417)	(4,970)
Gain on sale of subsidiary	—	4,226
Other (loss) income, net	(520)	707
Income before income taxes	77,523	23,659
Provision for income taxes	(21,037)	(7,522)
NET INCOME FROM CONTINUING OPERATIONS	56,486	16,137
Income from discontinued operations, net of tax	30,445	11,705
NET INCOME	86,931	27,842
Net loss attributable to noncontrolling interests, net	874	1,372
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD.	87,805	29,214
Dividends on preferred stock	(1,939)	(1,678)
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$85,866	$27,536

Amounts attributable to Genie Energy Ltd. common stockholders
Income from continuing operations	$59,956	$16,341
Income from discontinued operations	25,910	11,195
Net income attributable to Genie Energy Ltd.	$85,866	$27,536

Earnings per share attributed to Genie Energy Ltd. common stockholders
Basic
Income from continuing operations	$2.34	$0.63
Income from discontinued operations	1.01	0.43
Net income attributable to Genie Energy Ltd. common stockholders	$3.35	$1.06
Diluted
Income from continuing operations	$2.28	$0.62
Income from discontinued operations	0.98	0.43
Net income attributable to Genie Energy Ltd. common stockholders	$3.26	$1.05

Weighted-average number of shares used in the calculation of earnings per share
Basic	25,629	25,879
Diluted	26,366	26,316

Dividends declared per common share	$0.30	$—
(i) Stock-based compensation included in selling, general and administrative expenses	$2,968	$2,930

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2022	2021
OPERATING ACTIVITIES
Net income	$86,931	$27,842
Net income from discontinued operations, net of tax	30,445	11,705
Net income from continuing operations	56,486	16,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	385	436
Deferred income taxes	(595)	(104)
Provision for doubtful accounts receivable	2,515	1,709
Impairment of assets	2,066	—
Stock-based compensation	2,968	2,821
Equity in the net income of equity method investees	17	(438)
Unrealized loss (gain) on marketable equity securities and investments	417	4,970
Gain on sale of subsidiary	—	(4,226)
Change in assets and liabilities, net of effect of acquisition:
Trade accounts receivable	(16,339)	(416)
Inventory	2,005	(790)
Prepaid expenses	(2,658)	(420)
Other current assets and other assets	(5,595)	(682)
Trade accounts payable, accrued expenses and other current liabilities	11,635	(3,457)
Due to IDT Corporation	(367)	275
Income taxes payable	13,064	7,900
Net cash provided by operating activities of continuing operations	66,004	23,715
Net cash provided by discontinued operations	14,680	44,667
Net cash provided by operating activities	80,684	68,382
INVESTING ACTIVITIES
Capital expenditures	(1,019)	(126)
Investment in notes receivable with related party	(1,505)	—
Purchases of short-term equity investments	(2,729)	(750)
Purchase of marketable equity security and investment	—	(1,000)
Proceeds from the sale of subsidiary, net of cash disposed	—	4,550
Repayment of notes receivables	19	13
Net cash (used in) provided by investing activities of continuing operations	(5,234)	2,687
Net cash used in investing activities of discontinued operations	(44,088)	—
Net cash (used in) provided by investing activities	(49,322)	2,687
FINANCING ACTIVITIES
Dividends paid	(9,158)	(1,480)
Purchases of Class B common stock	(4,414)	(3,847)
Repurchases of Class B common stock from employees	(567)	(348)
Redemption of preferred stock	(11,384)	—
Net cash used in financing activities of continuing operations	(25,523)	(5,675)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	17	(30)
Net increase in cash, cash equivalents and restricted cash	5,856	65,364
Cash, cash equivalents and restricted cash (including discontinued operations) at beginning of year	100,225	36,785
Cash, cash equivalents and restricted cash (including discontinued operations) at end of year	106,081	102,149
Less: Cash of discontinued operations at end of year	(1,503)	(1,924)
Cash and cash equivalents and restricted cash (excluding discontinued operations) at end of year	$104,578	$100,225
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$123	$433
Cash payments made for income taxes	$8,570	$49

Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter and Full-Year 2022

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for GRE. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with net income and adds back interest, taxes, depreciation, amortization, stock-based compensation and impairment of assets and subtracts out equity in the net loss of equity method investees, net. Genie’s measure of segment-level Adjusted EBITDA starts with income (loss) from operations and adds back depreciation, amortization, and stock-based compensation and subtracts out impairment of assets and equity in the net loss of equity method investees, net.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income (loss) from operations, as well as net income (loss), on a consolidated level to facilitate internal and external comparisons to Genie’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie’s continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to net income for Genie Energy on a consolidated basis and for GRE.

Non-GAAP Reconciliation - Adjusted EBITDA

	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	2020	2021	2022
Income (loss) from Operations	$(3.2)	$4.0	$17.5	$5.8	$27.0	$11.8	$23.5	$15.5	$23.1	$24.1	$77.8
Add back
Depreciation and Amortization	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$1.1	$0.4	$0.4
Non-Cash Compensation	$0.6	$0.5	$0.5	$1.2	$0.8	$0.7	$0.7	$0.7	$1.0	$2.8	$3.0
Impairment	$0.0	$0.0	$(0.0)	$0.0	$0.0	$0.0	$0.0	$2.1	$1.4	$0.0	$2.1
Equity in the Loss of AMSO/GEUK	$0.1	$0.1	$0.1	$0.2	$0.1	$(0.4)	$0.2	$0.1	$0.0	$0.4	$(0.0)
Adjusted EBITDA	$(2.4)	$4.7	$18.1	$7.3	$28.0	$12.2	$24.5	$18.5	$26.6	$27.8	$83.2

Non-GAAP Reconciliation - GRE

(in millions)	4Q22	4Q21	2022	2021
Income (loss) from Operations	$20.6	$8.3	$92.6	$34.7
Add back
Depreciation and Amortization	$0.1	$0.1	$0.3	$0.4
Stock-based Compensation	$0.2	$0.4	$1.0	$0.9
Impairment	$0.0	$0.0	$0.0	$0.0
Equity in the income of equity method investee	$0.0	$0.0	$0.0	$0.0
Adjusted EBITDA	$20.9	$8.8	$93.8	$36.0

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